Exhibit 8.2

May 7, 2004

Board of Directors

Partners Trust Financial Group, Inc.

233 Genesee Street

Utica, New York 13501

Re:	Federal Tax Opinion on the Merger of Partners Trust Financial Group, Inc. and BSB Bancorp, Inc.

Ladies and Gentlemen:

This firm has acted as counsel to Partners Trust Financial Group, Inc., a Delaware corporation (“PTFG”), formerly named Wicked Acquisition Corporation, with regard to the proposed merger (the “Merger”) of BSB Bancorp, Inc., a Delaware corporation (“Company”) with and into PTFG. The Merger will be effected pursuant to the Agreement and Plan of Merger by and among Partners Trust Financial Group, Inc., a federal corporation (“Parent”), SBU Bank, a federally chartered savings bank (“SBU Bank”), PTFG, Partners Trust, MHC, a federally chartered mutual holding company (“MHC,” and, together with PTFG, Parent and SBU Bank, the “PTFG Parties”) and Company, dated as of December 23, 2003 (the “Agreement”). The Agreement is filed as Exhibit 2.3 to PTFG’s Registration Statement (the “Registration Statement”) on Form S-4 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission and the Joint Proxy Statement/Prospectus included as a part thereof. This opinion is being delivered to you pursuant to Section 6.2(d) of the Agreement and is referred to in the Prospectus forming part of the Registration Statement. Capitalized terms used but not defined herein shall have the same meanings as set forth in the Agreement.

In rendering the following opinion, we have examined the Agreement; the Registration Statement; representations and certifications made to us by authorized officers of the PTFG Parties and Company; and such other materials as we have deemed necessary as a basis for our opinion.

The Proposed Transaction

Based solely upon our review of the documents set forth above, and upon such information as PTFG and Company have provided to us and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

PTFG is currently a wholly owned subsidiary of SBU Bank, which is a majority owned subsidiary of Parent. However, prior to the Effective Time, MHC, Parent, SBU Bank and PTFG will have consummated a series of transactions pursuant to the Plan of Conversion and Reorganization of MHC, as adopted on December 23, 2003 by the Boards of Directors of MHC, Parent and SBU Bank, and amended on February 24, 2004 (the “Plan of Conversion”). Pursuant to the Plan of Conversion, successors to MHC and Parent will merge with and into SBU Bank, with SBU Bank as the resulting entity. Immediately thereafter, a new, wholly owned subsidiary of PTFG will merge with and into SBU Bank with SBU Bank as the resulting entity. As a consequence of the Plan of Conversion, prior to the Effective Time, SBU Bank will become a wholly owned subsidiary of PTFG, and all former stockholders of MHC, Parent and SBU Bank will become stockholders of PTFG.

It is proposed that Company will merge with and into PTFG at the Effective Time pursuant to the Agreement and the Delaware General Corporation Law, as amended (the “DGCL”). Following the Effective Time, PTFG will be the Surviving Corporation and shall succeed to and assume all of the rights and obligations of Company in accordance with the DGCL. Upon consummation of the Merger, the corporate existence of Company shall cease and the Surviving Corporation shall continue to exist as a Delaware corporation.

By virtue of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Common Stock held directly or indirectly by Company, PTFG or any of their subsidiaries, other than shares held in a fiduciary or agency capacity or in satisfaction debts previously contracted) will be converted into the right to receive a combination of the Cash Consideration and the Stock Consideration, subject to adjustment as provided in Section 2.4 of the Agreement. Certificates for fractions of shares of PTFG Common Stock will not be issued. In lieu of a fraction of a share of PTFG Common Stock, each holder of Company American Common Stock otherwise entitled to a fraction of a share of PTFG Common Stock will be entitled to receive an amount in cash determined by multiplying the price for which the PTFG Common Stock is sold in the Exchange Offering by the fraction of a share of PTFG Common Stock which such holder would otherwise be entitled to receive pursuant to the Agreement. Under the DGCL, Company stockholders are entitled to dissent and demand appraisal rights, which if perfected, could result in such shareholders receiving solely cash in the Merger.

Assumptions and Representations

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, representations or certifications (although we are not aware of any material facts or circumstances contrary to or inconsistent therewith). We have consequently relied upon representations and information presented in such documents. We have assumed that all of the representations and statements set forth in all of such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We have assumed that the Merger will be consummated strictly in accordance with the Agreement and the Registration Statement. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. In connection with rendering this opinion, we have assumed or obtained representations that:

1. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

2. All representations made to us are true, correct, and complete, and will remain true, correct and complete at all times up to the Effective Time. Any representation or statement made “to the knowledge” or similarly qualified is correct without such qualification.

3. The Agreement will not be amended, waived or otherwise modified. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); Parent, SBU Bank, PTFG, MHC and Company will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

Opinion—Federal Income Tax Consequences

Based upon, and subject to, the assumptions and qualifications set forth herein, we are of the opinion that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion letter is based on our best judgment regarding the application of relevant current provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively,

“federal tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

2. This letter addresses only the specific tax opinion set forth above. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. This opinion does not address the state, local or foreign tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to Company or specific shareholders of Company, or that may be relevant to particular classes of Company shareholders, such as tax-exempt organizations, mutual funds, dealers in securities or foreign currencies, banks or other financial institutions, insurance companies, non-United States persons, holders of shares acquired upon exercise of stock options or otherwise as compensation or through a qualified retirement plan, shareholders subject to the alternative minimum tax, shareholders who hold shares of Company common stock as part of a straddle, hedge, constructive sale or conversion transaction, traders in securities who elect to apply a mark-to-market method of accounting, and holders that do not hold their Company common stock as capital assets. In addition, we express no opinion regarding the tax consequences to a holder of an option to purchase shares of Company Common Stock who receives an option to purchase shares of PTFG Common Stock in exchange therefor pursuant to the Merger.

4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section of this letter captioned “The Merger and the Merger Agreement,” and in the Agreement and the Proxy Statement/Prospectus (the “Transactions”). If the actual facts relating to any aspect of the Transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than the Transactions or to any transaction whatsoever, including the Merger, if the Transactions are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion is provided to PTFG only, and without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by PTFG, Parent and SBU Bank.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “The Merger—Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended (the “Act”), or that we are in the category of persons whose consent is required under the Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/    HOGAN & HARTSON L.L.P.